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                                                                EXHIBIT 11.1

                        UNISON SOFTWARE, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE (1)
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                       --------



                                                      Year Ended May 31,
                                             --------------------------------
                                                 1994        1995       1996
                                             --------    --------    --------

Weighted average common shares outstanding
  for the period                                5,500       5,651       7,330
Common equivalent shares pursuant to Staff
  Accounting Bulletin No. 83                      226         226
Common equivalent shares assuming conversion
  of stock options and warrants under the
treasury stock method                             131          73         520
                                             --------    --------    --------
Shares used in per share calculation            5,857       5,950       7,850
                                             --------    --------    --------
                                             --------    --------    --------

Net income                                   $    626    $  1,700    $  4,667
                                             --------    --------    --------
                                             --------    --------    --------

Net income per share                         $   0.11    $   0.29    $   0.59
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(1) There is no difference between primary and fully diluted net income per share for all periods presented.